Exhibit 21.1

Subsidiaries of the Registrant

1.	Galena State Bank and Trust Company, an Illinois state bank with its main office located in Galena, Illinois

2.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

2 a.	DB&T Insurance, Inc.

2 b.	DB&T Community Development Corp.

3.	Keokuk Bancshares, Inc.

4.	First Community Bank, an Iowa state bank with its main office located in Keokuk, Iowa

5.	Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois

6.	Citizens Finance Co.

7.	Wisconsin Community Bank, a Wisconsin state bank with its main office located in Cottage Grove, Wisconsin

7 a.	DBT Investment Corporation

8.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

9.	Arizona Bank & Trust, an Arizona state bank with its main office located in Chandler, Arizona

10.	Rocky Mountain Bank, a Montana state bank with its main office located in Billings, Montana

11.	Summit Acquisition Corporation, a Colorado one-bank holding company for Summit Bank & Trust located in Broomfield, Colorado

11 a.	Summit Bank & Trust, a Colorado state bank with its main office located in Broomfield, Colorado

12	HTLF Capital Corp.

13.	Heartland Financial Statutory Trust II

14.	Heartland Financial Capital Trust II

15.	Heartland Financial Statutory Trust III

16.	Heartland Financial Statutory Trust IV

17.	Rocky Mountain Statutory Trust I

18. 19.	Heartland Community Development, Inc. Heartland Financial Statutory Trust V